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NIKE, INC. REPORTS FISCAL 2015 FOURTH QUARTER
AND FULL YEAR RESULTS

•	Fourth quarter revenues up 5 percent to $7.8 billion; 13 percent growth excluding currency changes

•	Fourth quarter diluted earnings per share up 26 percent to $0.98

•	Fiscal 2015 revenues up 10 percent to $30.6 billion; 14 percent growth excluding currency changes

•	Fiscal 2015 diluted earnings per share up 25 percent to $3.70

•	Worldwide futures orders up 2 percent; 13 percent growth excluding currency changes

•	Inventories as of May 31, 2015 up 10 percent

BEAVERTON, Ore., June 25, 2015 - NIKE, Inc. (NYSE:NKE) today reported fiscal 2015 financial results for its fourth quarter and full year ended May 31, 2015. Diluted earnings per share for the quarter increased 26 percent as broad-based revenue growth, gross margin expansion and a lower tax rate more than offset increased SG&A investments.

Fiscal 2015 diluted earnings per share rose 25 percent to $3.70, reflecting 10 percent revenue growth, gross margin expansion, a lower tax rate and a lower average share count, which more than offset the impacts of higher SG&A investments.

“Fiscal 2015 was an outstanding year for NIKE,” said Mark Parker, President and CEO, NIKE, Inc. “Our consistent growth is fueled by our connection to the consumer and our ability to deliver innovation at an unprecedented pace and scale. At no time in our history has the growth potential been greater for NIKE.”*

Fourth Quarter Income Statement Review

•	Revenues for NIKE, Inc. rose 5 percent to $7.8 billion, up 13 percent on a currency-neutral basis.

◦	Revenues for the NIKE Brand were $7.4 billion, up 13 percent on a currency-neutral basis driven by growth in nearly every geography and key category except Emerging Markets and Global Football.

◦
Revenues for Converse were $435 million, up 14 percent on a currency-neutral basis, mainly driven by market transitions to direct distribution in AGS (Austria, Germany and Switzerland) and strong performance in the United States.

•
Gross margin expanded 60 basis points to 46.2 percent. The increase was primarily attributable to higher average selling prices and continued growth in the higher margin Direct to Consumer (DTC) business, partially offset by higher product input and logistics costs.

•
Selling and administrative expense increased 6 percent to $2.6 billion. Demand creation expense was $819 million, down 7 percent, reflecting higher investment in support of the World Cup in the fourth quarter of fiscal 2014. Operating overhead expense increased 13 percent to $1.8 billion, reflecting continued growth in the DTC business and targeted investments in infrastructure and consumer-focused digital capabilities.

•
Other income, net was $58 million, comprised primarily of net foreign currency exchange gains. For the quarter, the Company estimates the year-over-year change in foreign currency-related gains and losses included in other income, net, combined with the impact of changes in exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $37 million.

•
The effective tax rate was 17.8 percent, compared to 23.5 percent for the same period last year, primarily due to adjustments to reduce tax expense recognized in interim quarters of fiscal 2015 on intercompany transactions.

•
Net income increased 24 percent to $865 million while diluted earnings per share increased 26 percent to $0.98, reflecting strong revenue growth and gross margin expansion, a lower tax rate and a decrease in the weighted average diluted common shares outstanding.

Fiscal 2015 Income Statement Review

•	Revenues for NIKE, Inc. rose 10 percent to $30.6 billion, up 14 percent on a currency-neutral basis.

◦	Revenues for the NIKE Brand were $28.7 billion, up 14 percent excluding the impact of changes in foreign currency.

◦
NIKE Brand sales to wholesale customers increased 10 percent on a currency-neutral basis while DTC revenues grew to $6.6 billion, up 29 percent excluding the impact of changes in foreign currency, driven by 16 percent growth in comparable store sales, a 59 percent increase in online sales and the addition of new stores. As of May 31, 2015, the NIKE Brand had 832 DTC stores in operation as compared to 768 a year ago.

◦	On a currency neutral basis, NIKE Brand revenue growth was driven by growth in every geography, every key category except Global Football and across the Women’s, Men’s and Young Athletes’ businesses.

◦	Revenues for Converse were $2.0 billion, up 21 percent on a currency neutral basis, mainly driven by market transitions to direct distribution in AGS and strong performance in the United States.

•
Gross margin expanded 120 basis points to 46.0 percent. The increase was primarily due to higher average selling prices and continued growth in the higher margin DTC business, partially offset by higher product input and logistics costs.

•
Selling and administrative expense grew 13 percent to $9.9 billion. Demand creation expense was $3.2 billion, up 6 percent, due to an increase in investments in support of key events and product launches, as well as investments in DTC and sports marketing. Operating overhead expense increased 16 percent to $6.7 billion due to the expanding DTC business, higher costs for operational infrastructure and investments in consumer-facing digital capabilities.

•
Other income, net was $58 million for the fiscal year, mainly comprised of net foreign currency exchange gains. For the year, the Company estimates the year-over-year change in foreign currency-related gains and losses included in other income, net, combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $73 million.

•	The effective tax rate was 22.2 percent, compared to 24.0 percent for the same period last year, primarily due to the favorable resolution of tax audits across multiple jurisdictions.

•
Net income increased 22 percent to $3.3 billion reflecting strong revenue growth, gross margin expansion and a lower tax rate. Diluted earnings per share increased 25 percent to $3.70, reflecting the growth in net income and the additional benefit of a decline in the weighted average diluted common shares outstanding.

May 31, 2015 Balance Sheet Review

•
Inventories for NIKE, Inc. were $4.3 billion, up 10 percent from May 31, 2014, driven primarily by a 13 percent increase in NIKE Brand wholesale unit inventories. Changes in the average product cost per unit were more than offset by changes in foreign currency exchange rates, which together decreased NIKE, Inc. inventory growth by approximately 3 percentage points.

•
Cash and short-term investments were $5.9 billion, $782 million higher than last year as growth in net income and collateral received from counterparties as a result of hedging activities more than offset share repurchases, higher dividends and investments in working capital.

Share Repurchases

During the fourth quarter, NIKE, Inc. repurchased a total of 6.8 million shares for approximately $678 million as part of the four-year, $8.0 billion program approved by the Board of Directors in September 2012. As of the end of fiscal 2015, a total of 80.9 million shares had been repurchased under this program for approximately $6.0 billion, at an average cost of $73.55 per share.

Futures Orders

As of the end of the quarter, worldwide futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from June through November 2015 totaled $13.5 billion, 2 percent higher than orders reported for the same period last year, and 13 percent higher on a currency neutral basis.*

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on June 25, 2015, to review fiscal fourth quarter and full year results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, July 2, 2015.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories, and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com and individuals can follow @Nike.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a portion of the business does not report futures orders.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions, except per share data)	5/31/2015	5/31/2014	Change	5/31/2015	5/31/2014	Change
Revenues	$7,779	$7,425	5%	$30,601	$27,799	10%
Cost of sales	4,186	4,040	4%	16,534	15,353	8%
Gross profit	3,593	3,385	6%	14,067	12,446	13%
Gross margin	46.2%	45.6%		46.0%	44.8%

Demand creation expense	819	876	-7%	3,213	3,031	6%
Operating overhead expense	1,776	1,572	13%	6,679	5,735	16%
Total selling and administrative expense	2,595	2,448	6%	9,892	8,766	13%
% of revenue	33.4%	33.0%		32.3%	31.5%

Interest expense (income), net	4	8	—	28	33	—
Other (income) expense, net	(58)	17	—	(58)	103	—
Income before income taxes	1,052	912	15%	4,205	3,544	19%
Income taxes	187	214	-13%	932	851	10%
Effective tax rate	17.8%	23.5%		22.2%	24.0%

NET INCOME	$865	$698	24%	$3,273	$2,693	22%

Earnings per common share:
Basic	$1.01	$0.80	26%	$3.80	$3.05	25%
Diluted	$0.98	$0.78	26%	$3.70	$2.97	25%

Weighted average common shares outstanding:
Basic	857.5	873.7		861.7	883.4
Diluted	879.8	895.2		884.4	905.8

Dividends declared per common share	$0.28	$0.24		$1.08	$0.93

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	May 31,	May 31,	% Change
(Dollars in millions)	2015	2014
ASSETS
Current assets:
Cash and equivalents	$3,852	$2,220	74%
Short-term investments	2,072	2,922	-29%
Accounts receivable, net	3,358	3,434	-2%
Inventories	4,337	3,947	10%
Deferred income taxes	389	355	10%
Prepaid expenses and other current assets	1,968	818	141%
Total current assets	15,976	13,696	17%
Property, plant and equipment	6,395	6,220	3%
Less accumulated depreciation	3,384	3,386	0%
Property, plant and equipment, net	3,011	2,834	6%
Identifiable intangible assets, net	281	282	0%
Goodwill	131	131	0%
Deferred income taxes and other assets	2,201	1,651	33%
TOTAL ASSETS	$21,600	$18,594	16%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$107	$7	1,429%
Notes payable	74	167	-56%
Accounts payable	2,131	1,930	10%
Accrued liabilities	3,951	2,491	59%
Income taxes payable	71	432	-84%
Total current liabilities	6,334	5,027	26%
Long-term debt	1,079	1,199	-10%
Deferred income taxes and other liabilities	1,480	1,544	-4%
Redeemable preferred stock	—	—	—
Shareholders' equity	12,707	10,824	17%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$21,600	$18,594	16%

NIKE, Inc.
DIVISIONAL REVENUES
				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2015	5/31/2014	Change		5/31/2015	5/31/2014	Change
North America
Footwear	$2,317	$2,036	14%	14%	$8,506	$7,495	13%	14%
Apparel	1,187	1,017	17%	17%	4,410	3,937	12%	12%
Equipment	228	241	-5%	-5%	824	867	-5%	-5%
Total	3,732	3,294	13%	14%	13,740	12,299	12%	12%
Western Europe
Footwear	900	884	2%	23%	3,876	3,299	17%	25%
Apparel	310	366	-15%	2%	1,555	1,427	9%	14%
Equipment	57	62	-8%	9%	278	253	10%	15%
Total	1,267	1,312	-3%	17%	5,709	4,979	15%	21%
Central & Eastern Europe
Footwear	237	219	8%	33%	827	763	8%	22%
Apparel	101	129	-22%	-3%	495	532	-7%	5%
Equipment	22	22	0%	20%	95	92	3%	14%
Total	360	370	-3%	20%	1,417	1,387	2%	15%
Greater China
Footwear	551	434	27%	29%	2,016	1,600	26%	28%
Apparel	245	235	4%	6%	925	876	6%	7%
Equipment	33	33	0%	0%	126	126	0%	1%
Total	829	702	18%	20%	3,067	2,602	18%	19%
Japan
Footwear	145	128	13%	33%	452	409	11%	23%
Apparel	63	75	-16%	-1%	230	276	-17%	-8%
Equipment	22	23	-4%	7%	73	86	-15%	-6%
Total	230	226	2%	19%	755	771	-2%	9%
Emerging Markets
Footwear	631	701	-10%	1%	2,641	2,642	0%	9%
Apparel	249	313	-20%	-12%	1,021	1,061	-4%	5%
Equipment	54	66	-18%	-7%	236	246	-4%	5%
Total	934	1,080	-14%	-3%	3,898	3,949	-1%	8%
Global Brand Divisions[2]	30	36	-17%	4%	115	125	-8%	-2%
Total NIKE Brand	7,382	7,020	5%	13%	28,701	26,112	10%	14%
Converse	435	410	6%	14%	1,982	1,684	18%	21%
Corporate[3]	(38)	(5)	—	—	(82)	3	—	—
Total NIKE, Inc. Revenues	$7,779	$7,425	5%	13%	$30,601	$27,799	10%	14%

Total NIKE Brand
Footwear	$4,781	$4,402	9%	17%	$18,318	$16,208	13%	17%
Apparel	2,155	2,135	1%	7%	8,636	8,109	6%	10%
Equipment	416	447	-7%	-2%	1,632	1,670	-2%	1%
Global Brand Divisions[2]	30	36	-17%	4%	115	125	-8%	-2%
[1] Fiscal 2015 results have been restated using fiscal 2014 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of translation arising from foreign currency exchange rate fluctuations.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and Converse through our centrally managed foreign exchange risk management program.

NIKE, Inc.
SUPPLEMENTAL NIKE BRAND REVENUE DETAILS[1]
				% Change Excluding Currency Changes[2]
	YEAR ENDED		%
(Dollars in millions)	5/31/2015	5/31/2014	Change
NIKE Brand Revenues by:
Sales to Wholesale Customers	$21,952	$20,683	6%	10%
Sales Direct to Consumer	6,634	5,304	25%	29%
Global Brand Divisions[3]	115	125	-8%	-2%
Total NIKE Brand Revenues	$28,701	$26,112	10%	14%

NIKE Brand Revenues on a Wholesale Equivalent Basis:[4]
Sales to Wholesale Customers	$21,952	$20,683	6%	10%
Sales from our Wholesale Operations to Direct to Consumer Operations	3,881	3,107	25%	29%
Total NIKE Brand Wholesale Equivalent Revenues	$25,833	$23,790	9%	13%

NIKE Brand Wholesale Equivalent Revenues by:[4]
Men's	$14,694	$14,001	5%	9%
Women’s	5,724	4,971	15%	20%
Young Athletes'	4,301	3,737	15%	19%
Others[5]	1,114	1,081	3%	7%
Total NIKE Brand Wholesale Equivalent Revenues	$25,833	$23,790	9%	13%

NIKE Brand Wholesale Equivalent Revenues by:[4]
Running	$4,853	$4,623	5%	9%
Basketball	3,715	3,119	19%	21%
Football (Soccer)	2,246	2,413	-7%	-2%
Men’s Training	2,537	2,483	2%	4%
Women’s Training	1,279	1,145	12%	16%
Action Sports	736	738	0%	4%
Sportswear	6,596	5,742	15%	20%
Golf	771	789	-2%	0%
Others[6]	3,100	2,738	13%	17%
Total NIKE Brand Wholesale Equivalent Revenues	$25,833	$23,790	9%	13%
[1] Certain prior year amounts have been reclassified to conform to fiscal 2015 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[2] Fiscal 2015 results have been restated using fiscal 2014 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of translation arising from foreign currency exchange rate fluctuations.

[3] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] References to NIKE Brand wholesale equivalent revenues are intended to provide context as to the total size of our NIKE Brand market footprint if we had no Direct to Consumer operations. NIKE Brand wholesale equivalent revenues consist of 1) sales to external wholesale customers, and 2) internal sales from our wholesale operations to our Direct to Consumer operations which are charged at prices that are comparable to prices charged to external wholesale customers.

[5] Others include all unisex products, equipment, and other products not allocated to Men's, Women's and Young Athletes', as well as certain adjustments that are not allocated to products designated by gender or age.

[6] Others include all other categories and certain adjustments that are not allocated at the category level.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1,2]

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2015	5/31/2014	Change	5/31/2015	5/31/2014	Change
North America	$1,060	$888	19%	$3,645	$3,077	18%
Western Europe	277	192	44%	1,277	855	49%
Central & Eastern Europe	71	71	0%	247	279	-11%
Greater China	266	215	24%	993	816	22%
Japan	38	39	-3%	100	131	-24%
Emerging Markets	192	271	-29%	818	952	-14%
Global Brand Divisions[3]	(626)	(549)	-14%	(2,263)	(1,993)	-14%
TOTAL NIKE BRAND	1,278	1,127	13%	4,817	4,117	17%
Converse	80	94	-15%	517	496	4%
Corporate[4]	(302)	(301)	0%	(1,101)	(1,036)	-6%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	$1,056	$920	15%	$4,233	$3,577	18%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income taxes.

[2] Certain prior year amounts have been reclassified to conform to fiscal 2015 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[3] Global Brand Divisions primarily represent demand creation, operating overhead, information technology and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[4] Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY[1]
As of May 31, 2015

	Reported Futures Orders	Excluding Currency Changes[2]

North America	13%	13%
Western Europe	-11%	14%
Central & Eastern Europe	-9%	17%
Greater China	20%	22%
Japan	1%	20%
Emerging Markets	-14%	2%
Total NIKE Brand Reported Futures	2%	13%
[1] Futures orders for NIKE Brand footwear and apparel scheduled for delivery from June 2015 through November 2015. The U.S. Dollar futures orders amount is calculated based upon our internal forecast of the currency exchange rates under which our revenues will be translated during this period.

The reported futures orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing, changes in the mix of orders between futures and at-once orders and because the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations, discounts and returns can cause differences in the comparisons between futures orders and actual revenues. Moreover, a portion of our revenue is not derived from futures orders, including at-once and closeout sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from our DTC operations and sales from Converse, NIKE Golf and Hurley.

[2] Reported futures have been restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.